Exhibit 99.1

Manitex International, Inc. Reports Second Quarter 2021 Results

Bridgeview, IL, August 3, 2021 — Manitex International, Inc. (Nasdaq: MNTX), a leading international provider of cranes and specialized industrial equipment, today announced second quarter 2021 results. Net sales for the second quarter were $60.0 million, compared to $37.1 million in the prior year’s second quarter, and net income from continuing operations was $5.4 million or $0.27 in earnings per share, compared to net loss from continuing operations of $(2.4 million) or $(0.12) per share, in the second quarter of 2020. Adjusted net income * from continuing operations in the second quarter of 2021 was $2.2 million, or $0.11 per share, compared to adjusted net loss of $(1.7 million), or $(0.08) per share, for the second quarter of 2020.

Quarterly Financial Highlights (Sequential comparisons unless noted otherwise):

•	Net sales increased 27% to $60.0 million compared to $47.2 million in the first quarter of 2021

•	Gross profit rose $2.6 million to $11.4 million, or 19.1% of sales compared to $8.8 million gross profit, or 18.7% of sales in the first quarter of 2021

•	Adjusted EBITDA* increased 121% to $4.2 million, or 7.1% of sales, from $1.9 million, or 3.9% of sales in the first quarter of 2021

•	Backlog increased 64% to $111.2 million as of June 30, 2021; compared to $68.0 million at December 31, 2020, being driven by growth across entire portfolio; book to bill was 1.46:1

•	Available liquidity through cash and credit lines of approximately $37 million as of June 30, 2021

•	Net Debt of $25.4 million results in leverage ratio below 3.0x

Note: Results presented above are from Continuing Operations

*	Adjusted Numbers are discussed in greater detail and reconciled under “Non-GAAP Financial Measures and Other Items” at the end of this release.

“The dedication and execution of our entire team at Manitex in refocusing our business on global growth markets and achieving a higher level of financial performance has continued to drive our results at Manitex,” commented Steve Filipov, CEO of Manitex International. “In the second quarter, we reported higher revenues, improving gross margins, and improved EBITDA both in terms of dollars and percentage. And, at over $2 million for the quarter, our adjusted net income from continuing operations is on pace to reach higher annualized levels than we’ve seen in recent years. We continue to gain share on knuckle booms and aerials in certain European markets such as Italy, France, Spain, and the UK, and our straight mast boom truck business is tracking to an industry-wide recovery from 2020, where we remain a market leader.

“We are seeing more confidence from our distributors and partners in their order patterns. There are tenders that we continue to work on around the globe, and legislative progress towards an infrastructure spending program in the United States suggests increased construction activity. Our products are all very well-suited to handle much of the work that will be done through new funding initiatives, and we’re excited about the opportunities ahead.

“Our backlog, at over $111 million, reflects a healthy recovery in demand in many of the markets that we serve. Our balance sheet, with net debt of $25 million, is in good shape, and our cash and availability of approximately $37 million also positions us well to achieve our sales and margin objectives in this recovery. While the supply chain continues to pose challenges to the industry for product availability and pricing, we expect a strong finish to the year,” concluded Mr. Filipov.

Conference Call:

Management will host a conference call with an accompanying slide presentation, after the close of the market, at 4:30PM ET today, August 3, 2021, to discuss the results with the investment community. Anyone interested in participating in the call should dial 877-407-0792 from within the United States or 201-689-8263 if calling internationally. A replay will be available until August 10, 2021, 11:59 PM which can be accessed by dialing 844-512-2921 if calling within the United States or 412-317-6671 if calling internationally. Please use passcode 13720662 to access the replay. The call will additionally be broadcast live and archived for 90 days over the internet with accompanying slides, accessible at the investor relations portion of the Company’s corporate website, www.manitexinternational.com/eventspresentations.aspx.

Non-GAAP Financial Measures and Other Items

In this press release, we refer to various non-GAAP (U.S. generally accepted accounting principles) financial measures which management uses to evaluate operating performance, to establish internal budgets and targets, and to compare the Company’s financial performance against such budgets and targets. These non-GAAP measures, as defined by the Company, may not be comparable to similarly titled measures being disclosed by other companies. While adjusted financial measures are not intended to replace any presentation included in our consolidated financial statements under generally accepted accounting principles (GAAP) and should not be considered an alternative to operating performance or an alternative to cash flow as a measure of liquidity, we believe these measures are useful to investors in assessing our operating results, capital expenditure and working capital requirements and the ongoing performance of its underlying businesses. A reconciliation of Adjusted GAAP financial measures for the three month periods ended June 30, 2021 and 2020, and March 31, 2021 is included with this press release below and with the Company’s related Form 8-K. Results of operations reflect continuing operations. All per share amounts are on a fully diluted basis. The amounts described below are unaudited, are reported in thousands of U.S. dollars, and are as of, or for the three month periods ended June 30, 2021, March 31, 2021 and June 30, 2020, unless otherwise indicated.

About Manitex International, Inc.

Manitex International, Inc. is a leading worldwide provider of highly engineered mobile cranes (truck mounted straight-mast and knuckle boom cranes, industrial cranes, rough terrain cranes and railroad cranes), truck mounted aerial work platforms and specialized industrial equipment. Our products, which are manufactured in facilities located in the USA and Europe, are targeted to selected niche markets where their unique designs and engineering excellence fill the needs of our customers and provide a competitive advantage. We have consistently added to our portfolio of branded products and equipment both through internal development and focused acquisitions to diversify and expand our sales and profit base while remaining committed to our niche market strategy. Our brands include Manitex, PM, MAC, PM-Tadano, Oil & Steel, Badger, and Valla.

Forward-Looking Statements

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995: This release contains statements that are forward-looking in nature which express the beliefs and expectations of management including statements regarding the Company’s expected results of operations or liquidity; statements concerning projections, predictions, expectations, estimates or forecasts as to our business, financial and operational results and future economic performance; and statements of management’s goals and objectives and other similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “we believe,” “we intend,” “may,” “will,” “should,” “could,” and similar expressions. Such statements are based on current plans, estimates and expectations and involve a number of known and unknown risks, uncertainties and other factors that could cause the Company’s future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. These factors and additional information are discussed in the Company’s filings with the Securities and Exchange Commission and statements in this release should be evaluated in light of these important factors. Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

Company Contact

Manitex International, Inc.	Darrow Associates Inc.
Steve Filipov	Peter Seltzberg, Managing Director
Chief Executive Officer	Investor Relations
(708) 237-2054	(516) 419-9915
sfilipov@manitex.com	pseltzberg@darrowir.com

MANITEX INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

(In thousands, except share and per share data)

	June 30, 2021	December 31, 2020
ASSETS
Current assets
Cash	$17,170	$17,161
Cash – restricted	236	240
Trade receivables (net)	36,658	30,418
Other receivables	89	179
Inventory (net)	60,498	56,055
Prepaid expense and other current assets	3,198	2,218

Total current assets	117,849	106,271

Total fixed assets, net of accumulated depreciation of $18,219 and $17,444 at June 30, 2021 and December 31, 2020, respectively	17,739	18,723
Operating lease assets	3,648	4,068
Intangible assets (net)	14,160	15,671
Goodwill	26,889	27,472
Other long-term assets	1,143	1,143
Deferred tax assets	247	247

Total assets	$181,675	$173,595

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$43,473	$32,429
Accrued expenses	9,593	7,909
Related party payables, net	36	52
Notes payable	12,727	16,510
Current portion of finance lease obligations	362	344
Current portion of operating lease obligations	1,006	1,167
Customer deposits	3,032	2,363
Deferred income liability	—	3,747

Total current liabilities	70,229	64,521

Long-term liabilities
Revolving term credit facilities (net)	12,682	12,606
Notes payable (net)	13,037	13,625
Finance lease obligations (net of current portion)	4,032	4,221
Non-current operating lease obligations	2,642	2,901
Deferred gain on sale of property	547	587
Deferred tax liability	1,285	1,333
Other long-term liabilities	4,192	4,892

Total long-term liabilities	38,417	40,165

Total liabilities	108,646	104,686

Commitments and contingencies
Equity
Preferred Stock—Authorized 150,000 shares, no shares issued or outstanding at June 30, 2021 and December 31, 2020	—	—
Common Stock—no par value 25,000,000 shares authorized, 19,906,730 and 19,821,090 shares issued and outstanding at June 30, 2021 and December 31, 2020, respectively	132,035	131,455
Paid in capital	2,948	3,025
Retained deficit	(59,270)	(63,863)
Accumulated other comprehensive loss	(2,684)	(1,708)

Total equity	73,029	68,909

Total liabilities and equity	$181,675	$173,595

MANITEX INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except for share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net revenues	$60,045	$37,115	$107,213	$85,848
Cost of sales	48,605	31,584	86,968	70,070

Gross profit	11,440	5,531	20,245	15,778
Operating expenses
Research and development costs	800	771	1,585	1,458
Selling, general and administrative expenses	8,069	6,725	15,813	14,764
Impairment of intangibles	—	—	—	6,722

Total operating expenses	8,869	7,496	17,398	22,944

Operating income (loss)	2,571	(1,965)	2,847	(7,166)
Other income (expense)
Interest expense	(558)	(924)	(1,083)	(2,008)
Interest income	2	14	6	74
Gain on Paycheck Protection Program loan forgiveness	3,747	—	3,747
Foreign currency transaction loss	(85)	(24)	(300)	(442)
Other income (expense)	5	(159)	(15)	(156)

Total other income (expense)	3,111	(1,093)	2,355	(2,532)

Income (loss) before income taxes from continuing operations	5,682	(3,058)	5,202	(9,698)
Income tax expense (benefit) from continuing operations	317	(657)	609	(253)

Net income (loss) from continuing operations	5,365	(2,401)	4,593	(9,445)

Discontinued operations
Loss from operations of discontinued operations	—	(323)	—	(711)
Income tax (benefit)	—	(47)	—	(3)

Loss from discontinued operations	—	(276)	—	(708)

Net income (loss)	$5,365	$(2,677)	$4,593	$(10,153)

Income (loss) per share
Basic
Income (loss) from continuing operations	$0.27	$(0.12)	$0.23	$(0.48)
Loss from discontinued operations	—	$(0.01)	$—	$(0.04)
Net income (loss)	$0.27	$(0.13)	$0.23	$(0.52)
Diluted
Income (loss) from continuing operations	$0.27	$(0.12)	$0.23	$(0.48)
Loss from discontinued operations	—	$(0.01)	$—	$(0.04)
Net income (loss)	$0.27	$(0.13)	$0.23	$(0.52)
Weighted average common shares outstanding
Basic	19,902,617	19,762,726	19,873,840	19,748,249
Diluted	19,988,827	19,762,726	19,947,565	19,748,249

Note: Results shown are from Continuing Operations

Net Sales, Gross Margin and Operating Income (Loss)

	Three Months Ended
	June 30, 2021		March 31, 2021		June 30, 2020
	As Reported	As Adjusted	As Reported	As Adjusted	As Reported	As Adjusted
Net sales	$60,045	$60,045	$47,168	$47,168	$37,115	$37,115
% change Vs Q1 2021	27.3%	27.3%
% change Vs Q2 2020	61.8%	61.8%
Gross margin	11,440	11,441	8,805	8,873	5,531	5,775
Gross margin % of net sales	19.1%	19.1%	18.7%	18.8%	14.9%	15.6%
Operating Income (loss)	2,571	3,109	276	748	(1,965)	(1,391)

Reconciliation of Net Income (Loss) To Adjusted Net Income (Loss):

(Continuing Operations)

	Three Months Ended
	June 30, 2021	March 31, 2021	June 30, 2020
Net income (loss)	$5,365	$(772)	$(2,401)
Adjustments, including net tax impact	(3,134)	664	736
Adjusted net income (loss)	$2,231	$(108)	$(1,665)

Weighted diluted shares outstanding	19,988,827	19,845,064	19,762,726
Diluted earnings (loss) per share as reported	$0.27	$(0.04)	$(0.12)
Total EPS effect	$(0.16)	$0.03	$0.04
Adjusted diluted earnings (loss) per share	$0.11	$(0.01)	$(0.08)

Reconciliation of Net Income (Loss) To Adjusted EBITDA:

	Three Months Ended
	June 30, 2021	March 31, 2021	June 30, 2020
Net Income (loss)	$5,365	$(772)	$(2,401)
Interest expense	558	521	924
Tax expense	317	292	(657)
Depreciation and amortization expense	1,124	1,130	1,054

EBITDA	$7,364	$1,171	$(1,080)

Adjustments:
Stock compensation	$278	$299	$203
FX	85	215	24
Litigation / legal settlement	150	90	43
Restructuring / asset impairment costs	1	68	321
Trade show expense	—	—	58
PPP Loan forgiveness	(3,747)	—	—
Other	109	15	111

Total Adjustments	$(3,124)	$687	$760

Adjusted EBITDA	$4,240	$1,858	$(320)

Adjusted EBITDA as % of sales	7.1%	3.9%	(0.9%)

Backlog

	Jun 30, 2021	Mar 31, 2021	Dec 31, 2020	Sep 30, 2020	Jun 30, 2020	Mar 31, 2020	Dec 31, 2019	Sep 30, 2019
Backlog from continuing operations	$111,170	$83,793	$67,967	$50,541	$44,272	$57,045	$65,263	$56,207
Change Versus Current Period		32.7%	63.6%	120.0%	151.1%	94.9%	70.3%	97.8%

Backlog is defined as purchase orders that have been received by the Company. The disclosure of backlog aids in the analysis the Company’s customers’ demand for product, as well as the ability of the Company to meet that demand. Backlog is not necessarily indicative of sales to be recognized in a specified future period.

Net Debt

Net debt is calculated using the Condensed Consolidated Balance Sheet amounts for current and long term portion of long term debt, capital lease obligations, notes payable, and revolving credit facilities minus cash and cash equivalents.

	June 30, 2021	March 31, 2021	December 31, 2020
Total cash & cash equivalents	$17,406	$16,075	$17,401

Notes payable - short term	$12,727	$16,995	$16,510
Current portion of finance leases	362	344	344
Notes payable - long term	13,037	13,067	13,625
Finance lease obligations - LT	4,032	4,128	4,221
Revolver, net	12,682	12,644	12,606

Total debt	$42,840	$47,178	$47,306

Net debt	$25,434	$31,103	$29,905